Bontan Corporation Inc.

Consolidated Financial Statements

For the Three and Nine Months Ended December 31, 2010 and 2009

(Canadian Dollars)

(UNAUDITED – see Notice to Reader dated February 22, 2011)

Index

Notice to Reader issued by the Management	2

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Cash Flows	5

Consolidated Statement of Shareholders’ Equity Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss	6-7 8
Notes to Consolidated Financial Statements	9-24

BONTAN CORPORATION INC.

NOTICE TO READER OF THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements for Bontan Corporation Inc. for the three and nine months ended December 31, 2010 have been prepared by management in accordance with Canadian generally accepted accounting principles, consistently applied. These consolidated financial statements have not been reviewed by the auditors of the Company.

These financial statements are presented on the accrual basis of accounting. Accordingly, a precise determination of many assets and liabilities is dependent upon future events. Therefore, estimates and approximations have been made using careful judgement. Recognizing that the management is responsible for both the integrity and objectivity of the financial statements, management is satisfied that these financial statements have been fairly presented.

February 22, 2011

Bontan Corporation Inc.
Consolidated Balance Sheets
(Canadian Dollars)
(Unaudited – see Notice to Reader dated February 22, 2011)

	Note	December 31, 2010	March 31, 2010
			(Audited)
Assets
Current
Cash		$274,902	$2,350,526
Short term investments	3,13(vii) & (viii)	2,714,383	1,359,431
Prepaid consulting services	5	28,688	50,792
Other receivables	13(ix)	216,937	129,869

		$3,234,910	$3,890,618
Office equipment and furniture	4	$9,565	$8,802
Oil & gas properties and related expenditure	6,13(iv)	$7,187,344	$6,520,367
		$10,431,819	$10,419,787
Liabilities and shareholders' equity
Current liabilities
Accounts payable	13(vi)	$1,840,109	$1,410,327
Professional fees accrued		227,964	1,043,583
Short term loans		-	1,065,578
Total current liabilities		$2,068,073	$3,519,488
Shareholders' Equity
Capital stock	7	$36,070,152	$35,298,257
Warrants	9	8,677,551	7,343,886
Contributed surplus		4,759,651	4,573,748
Accumulated other comprehensive loss		(387,215)	(2,696,213)
Deficit		(40,142,377)	(37,262,565)
		(40,529,592)	(39,958,778)
Total shareholders' equity		$8,977,762	$7,257,113
Non-controlling interests		$(614,016)	$(356,814)
Total equity		$8,363,746	$6,900,299
		$10,431,819	$10,419,787

Commitments and Contingent Liabilities (Note 12)
Related Party Transactions (Note 13)

Approved by the Board               ”Kam Shah”             Director        ”Dean Bradley”      Director
                                                           (signed)                                                (signed)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Operations
(Canadian Dollars)
(Unaudited – see Notice to Reader dated February 22, 2011)

	Note	Three months ended	Nine months ended	Three months ended	Nine months ended
		December 31, 2010		December 31, 2009
Income

Expenses
   Professional fees
   Consulting fees
   Loss on disposal of short term investments
   Travel, meals and promotions
   Shareholders information
   Rent
   Payroll
   Communication
   Transfer agent fees
   Amortization
   Office and General
   Bank charges and interest
   Advisory fee
   Interest on short term loans and payables
   Exchange gain (loss)
	13(iv) 11,13(v) 13(iv) 13(i) 13(ii) 13(ii)	576,671 358,671 94,378 89,484 40,106 11,366 9,356 7,049 2,919 608 453 152 - - -4,889	1,041,864 1,032,602 630,668 201,180 118,738 24,037 30,492 14,887 9,590 1,825 68,430 4,964 - - -42,263	8,653 201,830 313,489 22,657 45,231 6,515 12,804 2,296 4,323 627 18,221 995 219,977 56,519 (231,634)	27,526 399,442 852,766 60,315 117,148 15,885 34,524 8,365 6,231 1,667 35,930 1,810 219,977 56,519 (186,872)
		1,186,101	3,137,014	682,513	1,651,233
		(1,186,101)	(3,137,014)	(682,513)	(1,651,233)
Non-controlling interest		121,220	257,202	51,672	51,672
Net loss for the period		(1,064,881)	(2,879,812)	(630,841)	(1,599,561)
Basic and diluted loss per share information
Net Loss per share	10	(0.01)	(0.04)	(0.01)	(0.04)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Cash Flows
(Canadian Dollars)
(Unaudited – see Notice to Reader dated February 22, 2011)

	Note	Three months ended	Nine months ended	Three months ended	Nine months ended
		December 31, 2010		December 31, 2009
Cash flows from operating activities
Net loss for year		(1,064,881)	$(2,879,812)	$(630,841)	$(1,599,561)
non-controlling interests		(121,220)	(257,202)	$-
Amortization of office equipment and furniture		608	1,825	637	1,667
Loss on disposal of short term investments		94,378	630,668	313,489	852,766
Consulting fees settled for common shares and options	5	20,717	248,112	79,639	120,927
Net change in working capital components
Other receivables		483,403	(87,068)	-25,840	-7,024
Accounts payable		343,585	429,782	11,403,998	11,368,374
Professional fees accrued		(148,617)	(815,619)	186,489	152,591
		$(392,027)	$(2,729,314)	$11,327,571	$10,889,740
Cash flow from(into) investing activities
Purchase of office equipment and furniture		-	(2,587)	(1,671)	(1,671)
Acquisition of oil & gas propertries		165,409	(493,024)	(14,938,382)	(14,938,382)
Purchase of short term investments		-	-	(46,469)	(133,584)
Net proceeds from sale of short term investments		114,168	323,377	61,447	398,810
		$279,577	$(172,234)	$(14,925,075)	$(14,674,827)
Cash flow from financing activities
Short term loan		-	(1,239,531)	1,763,843	1,763,843
Common shares issued net of issuance costs		35,600	2,065,455	2,013,005	2,087,419
		$35,600	$825,924	$3,776,848	$3,851,262
(Decrease) increase in cash during period		(76,850)	(2,075,624)	179,344	66,175
Cash at beginning of period		351,752	2,350,526	239,789	352,958
Cash at end of period		$274,902	$274,902	$419,133	$419,133
Supplemental disclosures
Non-cash operating activities
Consulting fees settled for common shares and	5			-79,639	-120,927
options expensed during the period		(204,527)	(227,395)
Consulting fees prepaid in shares	5	18,624	(49,405)	-	-
		$(185,903)	$(276,800)	$(79,639)	$(120,927)
Non-cash Investing activities
Value of warrants issued towards acquisition			-173,953	(2,716,639)	(2,716,639)
Non-cash financing activities
Shares returned for cancellation		-	-	81,957	91,957

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the nine months ended December 31                                                                                     , 2010
(Unaudited – see Notice to Reader dated February 22                                                                                                           , 2010)

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance March 31, 2009	30,820,743	$32,854,075	$2,192,927	$4,154,266	$(33,335,321)	$(4,425,018)	$1,440,929
Issued under private placement	34,050,000	5,726,794		-			5,726,794
Finder fee		(572,679)					(572,679)
Value of warrants issued under private placement		(2,859,141)	2,859,141				-
Value of warrants issued as finders fee		(289,687)	289,687				-
Subscriptions received		303,480					303,480
Shares cancelled	(350,000)	(81,957)					(81,957)
Issued under 2009 Consultant Stock Option Plan	708,333	217,372					217,372
Value of warrants issued to induce short term loans			278,325				278,325
Value of warrants issued as part of acquisition of oil & gas properties			1,723,806				1,723,806
Options revaluation upon changes in the terms				419,482			419,482
Net loss					(3,927,244)		(3,927,244)
Unrealised gain on short term investments,net of tax considered available for sale						1,728,805	1,728,805
Balance, March 31, 2010	65,229,076	35,298,257	7,343,886	4,573,748	-37,262,565	-2,696,213	7,257,113
subscription received in fiscal 2010 reversed on issuance of shares		-303,480					(303,480)
Issued under private placement	12,700,000	2,564,925					2,564,925
Finder fee		-256,493					(256,493)
Value of warrants issued under private placement		-1,232,145	1,232,145				-
Value of warrants issued as finders fee		-123,214	123,214				-
Issued under 2009 Consultant stock compensation plan	135,000	40,105					40,105
Issued on exercise of warrants	250,000	24,903					24,903
Value of warrants exercised		8,489	-8,489				-
Unrealised gain on short term investments ,net of tax, considered available for sale						21,737	21,737
Net loss for the quarter					(485,661)		(485,661)
Balance, June 30, 2010	78,314,076	$36,021,347	$8,690,756	$4,573,748	$(37,748,226)	$(2,674,476)	$8,863,149
The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the nine months ended December 31, 2010
(Unaudited – see Notice to Reader dated February 22, 2011)

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance June 30, 2010	78,314,076	$36,021,347	$8,690,756	$4,573,748	$(37,748,226)	$(2,674,476)	$8,863,149
Unrealised gains on short term investments, net of taxes				-		1,087,349	1,087,349
value of options issued				185,903			185,903
Net loss for the quarter					(1,329,270)		(1,329,270)
Balance,September 30, 2010	78,314,076	$36,021,347	$8,690,756	$4,759,651	$(39,077,496)	$(1,587,127)	$8,807,131
Unrealised gains on short term investments, net of taxes						1,199,912	1,199,912
warrants exercised	350,000	35,600					35,600
Value of warrants exercised		13,205	(13,205)				-
Net loss for the quarter					(1,064,881)		(1,064,881)

Balance, December 31, 2010	78,664,076	$36,070,152	$8,677,551	$4,759,651	$(40,142,377)	$(387,215)	$8,977,762

Bontan Corporation Inc.
Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss
(Canadian Dollars)
 (Unaudited – see Notice to Reader dated February 22, 2011)

	Note	Nine months ended December 31,		Year ended March 31
		2010	2009	2010
		(Unaudited)	(Unaudited)	(Audited)
Other comprehensive gain (loss)
Net loss for period		$(2,879,812)	$(1,599,561)	$(3,927,244)
Unrealised gain(loss) for period on short term investments, net of tax considered available for sale		2,308,998	2,145,581	1,728,805
Comprehensive gain (loss)		-570,814	546,020	(2,198,439)

Accumulated other comprehensive loss
Beginning of period		(2,696,213)	(4,425,018)	(4,425,018)
Other comprehensive gain for period		2,308,998	2,145,581	1,728,805
Accumulated other comprehensive loss, end of period		$(387,215)	$(2,279,437)	$(2,696,213)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is a diversified natural resource company that invests in major oil and gas exploration and development projects in countries around the globe through its subsidiary by acquiring a joint venture interest, indirect participation interest and working interest in those projects. The company focuses on projects where the other project partners have proven experience in oil and gas exploration, development and distribution.

The Company holds an indirect 5.23% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel.

The Company does not currently own any oil and gas properties with proven reserves.

2.      PRINCIPLES AND USE OF ESTIMATES

These financial statements consolidated the accounts of the Company, its wholly owned subsidiary, Israel Oil & Gas Corporation. And Israel Petroleum Company, Limited, a Cayman Island limited company in which Israel Oil & Gas Corporation owns 76.79% equity interest (“IPC Cayman”) and IPC Cayman’s 50% share in the limited partnership in Israel and has been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") with respect to interim financial statements, applied on a consistent basis. Accordingly, they do not include all of the information and footnotes required for compliance with GAAP in Canada for annual audited financial statements. These Statements and notes should be read in conjunction with the audited consolidated financial statements and notes included in the Company’s Annual Report for the fiscal year ended March 31, 2010.

The accounting policies adopted for the preparation of these Statements are same as those applied for the Company’s audited financial statements for the fiscal year ended March 31, 2010.

The preparation of these Statements and the accompanying unaudited notes requires management to make estimates and assumptions that affect the amounts reported. In the opinion of management, these Statements reflect all adjustments necessary to state fairly the results for the periods presented. Actual results could vary from these estimates and the operating results for the interim periods presented are not necessarily indicative of the results expected for the full year.

Recent accounting pronouncements

International Financial Reporting Standards (“IFRS”)

In January 2006, the CICA’s Accounting Standards Board ("AcSB") formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.

The Company’s transition date of April 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ending March 31, 2011. The Company has assessed the impact of IFRS on its consolidated financial statements and concluded that no significant change will be required in any of its accounting policies upon adoption of IFRS.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

3.	SHORT TERM INVESTMENTS

	December 31, 2010		March 31, 2010
	Carrying average costs	fair market value	Carrying average costs	fair market value
Marketable securities	3,101,598	2,714,383	4,007,574	1,359,431

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at December 31, 2010. An unrealised gain of $ 2,308,998 for the nine months ended December 31, 2010 was included in the consolidated statement of comprehensive loss and accumulated other comprehensive loss.

As at December 31, 2010, the Company held warrants in certain marketable securities which are exercisable at its option to convert into equal number of common shares of the said securities. The total exercise price of these warrants was $ $ 82,727 (March 31, 2010: $119,217) and the market value of the underlying securities was $ 9,827 as at that date (March 31, 2010: $ 19,506). These warrants and the underlying unrealised losses have not been accounted for in the financial statements since the Company has not yet determined if it would exercise these warrants before their expiry on April 26, 2012.

4.	OFFICE EQUIPMENT AND FURNITURE

	Cost	accumulated amortisation	Net book value	Net book value
	As at December 31, 2010			March 31, 2010
				(Audited)
Office furniture	4,725	2,412	2,313	2,722
Computer	6,020	2,396	3,624	1,813
Software	5,793	2,165	3,628	4,267

	$16,538	$6,973	$9,565	$8,802

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

5.      PREPAID CONSULTING SERVICES

Prepaid consulting services relate to the fair value of shares and options issued under the Company’s Consultants’ Stock Compensation and Stock Option Plans to consultants for services that will be performed during the period subsequent to the balance sheet date. Changes during the period were as follows:

	Balance at April 1, 2010	Deferred during period		Expensed during period	Balance at December 31, 2010

Stocks	50,792	40,105		(62,209)	28,688
Options	-	185,903		(185,903)	-
	$50,792	$226,008	$-	$(248,112)	$28,688

	Balance at April 1, 2009	Deferred during the year	Canceled during the year	Expensed during the year	Balance at March 31, 2010
Options	$-	$419,482	$-	$(419,482)	$-
Stocks	20,484	217,372	(81,957)	(105,107)	50,792
	$20,484	$636,854	$(81,957)	$(524,589)	$50,792

	Balance at April 1, 2009	Deferred during period	Canceled during period	Expensed during period	Balance at December 31, 2009
Stocks	20,484	(59,454)	(81,957)	120,927	-
	$20,484	$(59,454)	$(81,957)	$120,927	$-

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

6.      OIL & GAS PROPERTIES AND RELATED EXPENDITURE

		Cost of acquisition	Related expenditure	Total cost
Balance, April 1, 2010		$5,447,422	$1,072,945	$6,520,367
Incurred during the period	(i),(ii),(iii)	435,122	367,791	802,913
Recovered during the period	(iv)	-135,936		(135,936)
Balance, December 31, 2010		$5,746,608	$1,440,736	$7,187,344

(i)
Under a new agreement entered on March 25, 2010 between the Company, IPC Cayman and three other joint venture partners (“new agreement”), the company was entitled to increase its working interest from 10% to 11% by paying an additional US$ 240,000. This amount was paid during the quarter ended June 30, 2010.

(ii)
In fiscal year 2010, the Company issued warrants to induce short term loans, borrowed to finance the cost of acquisition. The value of these warrants, $ 173,953, relates to the period after March 31, 2010 and was adjusted against the short term loans as at March 31, 2010. Upon settlement of these loans during the three months ended June 30, 2010, the value of warrants was transferred to the cost of acquisition.

(iii)	The Company also paid a first cash call for $136,090 to cover its share of the costs of seismic data analysis and other related costs. This amount is included under related expenditure.

(iv)
As per the terms of  the new agreement and an operating agreement, the operator was allowed to acquire 5% working interest in the two licenses from the project partners on a prorate basis as per their respective working interest. For a total sum of US$ 1.2 million. The Company’s share of the amount of $135,936 receivable was reduced from the costs.

The operator is also given an option to acquire an additional 2.5% from the existing partners. Under an operating agreement, agreement, the operator has agreed to grant the existing partners of the two licenses an option to purchase up to 12.5% of “Samuel” license where the operator holds working interest with other partners, in accordance with their pro rata share. The exact cost of acquisition is not yet determined. For this, the existing partners agreed to allow the operator an option to acquire an additional 2.5% of the two licenses.

Further development on the Project:

1.
On June 10, 2010, IPC Cayman registered a limited partnership in Israel (IPC Israel) and registered IPC Cayman’s interest in the two licenses in the name of IPC Israel. IPC Israel is owned by IPC Cayman and its general partner is International Three Crown Petroleum LLC (ITC).

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

6.     OIL & GAS PROPERTIES AND RELATED EXPENDITURE - continued

(ii)
On October 13, 2010, IPC Cayman and its wholly owned IPC Partnership signed a Partnership Subscription and Contribution Agreement with Ofer Investments Ltd., an Israeli company, (“Ofer”). Under this agreement, Ofer agreed to contribute up to US$ 28 million towards the IPC Partnership’s share of the cost of drilling of the initial two exploratory wells under the Sara and Myra licenses and related exploration costs in exchange for a 50% limited partnership interest in IPC Partnership and certain voting and management rights related to IPC Partnership.

As a result of the above transactions, the Company’s indirect interest in the two licenses now stands at 5.23%.

(iii)
On October 6, 2010, the partners of the Israel Project signed a new joint operating agreement with Geoglobal Resources (India) Inc., as operator. The new agreement provides for early termination and replacement of the operator subject to certain compensation.

(iv)
On October 25, 2010, IPC Cayman announced that it signed an agreement to acquire a publicly listed Israeli company, Shaldieli Ltd in a reverse takeover by placing its ownership interests in the Israel project in to Shaldieli Ltd in exchange for 90% ownership of Shaldieli Ltd. The Company as a majority shareholder of IPC Cayman has not yet agreed to this deal. The matter is currently under dispute and litigation between the Company and IPC Cayman management.( Note 14)

The Shaldieli transaction is subject to approval by its shareholder and by Israeli Securities and Exchange Commission. Neither of the approvals has yet been obtained or available.

The management carried out an impairment test, involving (a) an independent geologist‘s evaluation of the prospective resources on the two prospects in accordance with NI 51-101, Sec 5-9 updated at December 1, 2010, (b) review of definite work plan prepared by the steering committee of the joint venture partners and its acceptance by the Israeli Ministry of National Infrastructure, (c)  assessment of the likely outcome of the current disputes with Shaldieli and IPC Cayman management and concluded that there was no permanent impairment.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

7.      CAPITAL STOCK

(a)         Authorized

Unlimited number of common shares

(b)         Issued

	December 31, 2010		March 31, 2010
			(Audited)
	Common		Common
	Shares	Amount	Shares	Amount
Beginning of period	65,229,076	$35,298,257	30,820,743	$32,854,075
Canceled	-	-	(350,000)	(81,957)
Issued under 2009 Consultant Stock Compensation Plan (i)	135,000	40,105	708,333	217,372
Issued under private placements (ii)	12,700,000	2,564,925	34,050,000	5,726,794
Finder's fee (ii)	-	(256,493)	-	(572,679)
Value assigned to warrants issued under private placements (note 9(a) ( i))	-	(1,232,145)	-	(2,859,141)
Value assigned to warrants issued as finders fee under private placements(9(a)(i))		(123,214)		(289,687)
Issued on exercise of warrants	600,000	60,503
Value of warrants exercised transferred from warrants		21,694
Subscriptions received in fiscal 2010 reversed on issuance of shares		(303,480)		303,480
	78,664,076	$36,070,152	65,229,076	$35,298,257

(i)
On April 7, 2009, the Company registered a 2009 Consultant Stock Compensation Plan with the Securities and Exchange Commission in a registration statement under the US Securities Act of 1933. Three million common shares of the Company were registered under the Plan. During the nine months ended December 31, 2010, 135,000 common shares were issued to three persons out of this plan. These shares were valued at the market price of the common shares prevailing on the date of issue.

(ii)
On November 20, 2009, the Board of Directors of the Company approved a private placement to raise equity funds up to US$5,500,000, raised subsequent to US$7.9 million. The private placement consists of Units up to a maximum of 27.5 million, raised subsequently to 39.5 million, to be issued at US$ 0.20 per Unit. Each Unit would comprise one common share of the Company and one full warrant convertible into one common share of the Company at an exercise price of US$0.35 each within five years of the issuance of the warrants, subject to an early recall if the market price of the Company’s common shares exceeds US$1 for a period of 20 consecutive trading days.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

7.      CAPITAL STOCK – (b) – continued

The Board also approved a finder’s fee of 10% of the proceeds raised from the issuance of Units and warrants attached thereto and 10% of the warrants issued in warrants under the same terms, payable to Current Capital Corp., a related party, net of any fees payable to anyone else.

In April 2010, the Company received thirty six subscriptions who subscribed a total of 12.7 million Units for gross proceeds of approximately US$2.6 million. The subscription was closed on April 30, 2010.

8.      STOCK OPTION PLANS

(a)           The following is a summary of all Stock Option Plans as at December 31, 2010:

Plan	Date of registration *	# of Options
		Registered	issued	Expired	Exercised	Outstanding
1999 Stock option Plan	April 30, 2003	3,000,000	3,000,000	-70,000	-1,200,000	1,730,000
2003 Stcok Option Plan	July 22, 2004	2,500,000	2,500,000	-155,000	-400,000	1,945,000
The Robinson Plan	December 5, 2005	1,100,000	1,100,000	-	-	1,100,000
2005 Stock Option Plan (b)	December 5, 2005	1,000,000	1,000,000	-	-	1,000,000
		7,600,000	7,600,000	-225,000	-1,600,000	5,775,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

All options were fully vested on the dates of their grant.

(b)
In August 2010, 950,000 options were allotted to eight consultants including 300,000 options valued at $58,706 to the three directors. These options are for five year term expiring on August 18, 2015 and can be exercised to acquire equal number of common shares at an exercise price of USD$0.35. These options were valued at $185,903 using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility (based on previous 217 weeks average market price)	142.44%
Expected life	1826 days
Exercise price	US$0.35
Market price at August 18, 2010	US$0.22

Option price models used for calculating fair value of options require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s options.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

8.      STOCK OPTION PLANS - continued

(C)           Details of weighted average remaining life of the options granted and outstanding are as follows:

	December 31, 2010	March 31, 2010
Number of options oustanding and excercisable	5,775,000	4,825,000
Average exercise price in US$	0.18	0.15
Weighted average remaining contractual life (years)	3.86	4.00

All options were fully vested immediately as at December 31 and March 31, 2010. The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 2,945,000 options and less than the market price for the balance of 2,830,000 options. Upon expiry or termination of the contracts, vested options must be exercised within 30 days for consultants and 90 days for directors.

9.	WARRANTS

(a)	Movement in warrants during the period are as follows:

March 31,		December 31, 2010			March 31, 2010 (Audited)
	Note	# of warrants	Weighted average exercise price	Fair value	# of warrants	Weighted average exercise price	Fair value
Issued and outstanding, beginning of period		59,701,420	0.28	7,343,886	13,846,420	0.24	2,192,927
Issued under 2008-9 Private Placement		-		-	9,000,000	0.10	339,560
Issued as finders fee under 2008-9 private placement		-		-	1,000,000	0.10	37,729
Issued under 2009-10 Private Placement	i	12,700,000	0.35	1,232,145	25,050,000	0.35	2,519,581
Issued as finders fee under 2009-10 private placement	i	1,270,000	0.35	123,214	2,505,000	0.35	251,958
Exercised		(600,000)	-0.10	(21,694)	-		-
Issued in connection with acquisition of licences		-		-	7,000,000	0.35	1,723,806
Issued as inducement for loans		-		-	1,300,000	0.35	278,325
Issued and outstanding, end of period		73,071,420	$0.30	$8,677,551	59,701,420	$0.28	$7,343,886

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

9.	WARRANTS – continued

(i)
The company issued 12.7 million warrants under a 2009-10 private placement relating to Units subscribed plus 1.27 million as a finder’s fee during the six months ended September 30, 2010 as explained in Note 7(b) (ii). These warrants are convertible into equal number of common shares at an exercise price of US$0.35 per warrant and expire within five years of their issue.

The fair value of these warrants has been estimated using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	140.04%
Expected life	1,826 days
Market price	US$0.33

The fair value of the warrants as per the Black-Scholes option price model amounted to $7,288,984. Using the relative fair value method, an amount of $1,232,145 for warrants issued to private placees and $123,214 for warrants issued as finder’s fee (total 59%) has been accounted for as reduction in the value of common shares and increase in the value of warrants.

(b) Details of weighted average remaining life of the warrants granted and outstanding are as follows:

	December 31, 2010		March 31, 2010
			(Audited)
	Warrants outstanding & excercisable		Warrants outstanding & excercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)	Number	Weighted average remaining contractual life (years)
0.10	10,400,000	3.25	11,000,000	3.91
0.25	12,846,420	3.25	12,846,420	4.00
0.35	49,825,000	4.17	35,855,000	4.75
0.30	73,071,420	3.85	59,701,420	4.47

10.           LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the period, which were 78,630,743 and 78,405,187 shares respectively for the three and nine months ended December 31, 2010 (three and nine months ended December 31, 2009– 48,569,756 and 36,798,192).

The Company had approximately 73 million (December 31, 2009: 64.4 million) warrants and 5.8 million options (December 31, 2009: 4.8 million), which were not exercised as at December 31, 2010. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

11.	CONSULTING FEE

	Three months ended	Nine months ended	Three months ended	Nine months ended
	December 31, 2010		December 31, 2009
Fees settled in stocks and options (Note 5)	20,717	248,112	80,258	38,970
Fees settled for cash	337,731	784,490	121,572	360,472

	$358,448	$1,032,602	$201,830	$399,442

12.           COMMITMENTS AND CONTINGENT LIABILITIES

(a)
The Company entered into media relations and investor relations contracts with Current Capital Corp., a shareholder corporation, effective July 1, 2004 initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice, for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr. Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended to another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr. Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr. Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. On August 4, 2009, this contract was renewed for another five years effective April 1, 2009. The renewed contract provides for a fixed monthly fee of $10,000 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(d)
The Company has a consulting contract with Mr. John Robinson. Mr. John Robinson is the sole owner of Current Capital Corp., a firm with which the Company has an ongoing contract for media and investor relations, and a brother of Mr. Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company. Mr. Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. A new Consulting Contract was signed with Mr. John Robinson on July 1, 2009 for period to March 31, 2014. The Contract provides for a fixed monthly fee of $8,500 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(e)
The Company has agreed to the payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from the exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately $ 1.8 million.

(f)	The Company’s subsidiary, IPC Cayman has a consulting agreement with its manager and sole director, International Three Crown Petroleum to pay a management fee of US$ 20,000 per month.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

12.           COMMITMENTS AND CONTINGENT LIABILITIES - continued

(g)
The Company is currently in litigation with the management of its subsidiary, IPC Cayman and has retained lawyers in various jurisdictions. The Company is committed to continue its legal actions until disputes surrounding its indirect working interest in the Israeli oil and gas properties are resolved satisfactorily. The final outcome and costs of these actions cannot be reasonably estimated.

13.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the financial statements. Amounts are for nine months ended December 31, 2010 and balances are at December 31, 2010. Comparative amounts are for the nine months ended December 31, 2009 and balances as at December 31, 2009.

(i)
Included in shareholders information expense is $92,559 (2009 – $100,761) to Current Capital Corp, (CCC) for media relations services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)	CCC charged $8,081 for rent (2009: $14,932). Approximately $34,500 of office expenses were charged by the entity controlled by the sole director of IPC Cayman (2009: $ nil).

iii)
Finders fee of $ 312,469 (2009: $nil) was charged by CCC in connection with the private placement. The fee included a cash fee of $ 189,255 and 1,270,000 warrants valued at $123,214 using the Black-Scholes option price model.

(iv)
Business expenses of $14,507 (2009: $14,143) were reimbursed to directors of the corporation and $76,822 (2008 - $61,252) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $128,927 (2009: $nil) were charged by the sole director of IPC Cayman. $45,392 of these charges has been included in oil & gas properties and related expenditure. Further, sole director of IPC Cayman also charged $44,501 for book keeping services (2009: $ nil)

(v)
Consulting fees include cash fee paid to directors for services of $142,500 (2009: $ 97,500), $ 90,000 (2009: $ 90,000) paid to a key consultant and a former chief executive officer of the Company, $76,500 paid to a consultant who controls CCC (2009:  $133,000) and $184,770 was paid to the sole director of IPC Cayman. Fees prepaid to a director $nil (2009: $ 1,277).

(vi)
Accounts payable includes $17,075 (2009: $72,146) due to CCC, $1,250 (2009: $45,302) due to directors, $29,394 (2009: $46,726) due to a key consultant and a former chief executive officer of the Company.

(vii)
Included in short term investments is an investment of $nil (2009: $200,000) in a private corporation controlled by a brother of the key consultant. The investment was written off as at March 31, 2010.

(viii)
Included in short term investments is an investment of $1,652,297 carrying cost and $1,130,283 fair value (2009: $1,869,381 carrying cost and $1,136,696 fair value) in a public corporation controlled by a key shareholder of the Company. This investment represents common shares acquired in open market or through private placements and represents less than 1% of the said Corporation.

(ix)	Included in other receivable is a fee advance of $nil made to a director. (2009: $ 70,000).

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

14.	PENDING DISPUTES

(i)
On October 26, 2010, ITC purported to enter into an agreement on behalf of IPC Cayman with Shaldieli Ltd., an Israeli shell public company (Shaldieli), pursuant to which IPC Cayman would acquire 90% of Shaldieli’s common equity (subject to further dilution for options etc.) in exchange for IPC Cayman’s contribution of its 50% interest in IPC Israel to Shaldieli.  IPC Israel is the registered owner of a 13.609% working interest (the “Working Interest”) in the “Myra” and “Sara” licenses to conduct marine oil and gas exploration in the Levantine Basin, . We believe that the transaction is subject to the Company’s approval as the majority stockholder of IPC Cayman and to Israeli regulatory approvals. The Company has not given this approval. However, Shaldieli has announced a shareholders meeting to approve the said transaction [and ITC has taken contradictory positions with respect to whether the Company's approval is required for the transaction to proceed.]

The Company’s attorneys filed a petition in Israel for a temporary injunction enjoining the proposed shareholders meeting by Shaldieli. The temporary injunction was originally granted on January 5, 2011 but after a hearing, the Israeli District court lifted its temporary injunction on January 15, 2011. On January 18, 2011, the Company filed an appeal with the Supreme Court in Israel which upheld the district court decision on January 20, 2011. Both the courts made clear in their rulings that they were not ruling on the merits of the Company’s claim. The Company also filed a claim for a permanent injunction and has asked that its claim would be amended so as to include a claim for damages as well with the district court in Israel, which has not yet been heard.

Shaldieli has postponed its shareholders meeting a number of times, and it is currently being postponed again without any future date being set.

(ii)
On January 23, 2011, IPC Cayman and ITC counterclaimed against the Company for monetary damages and for an order cancelling Bontan’s shares in IPC Cayman (or requiring them to be transferred to IPC Cayman or to ITC). On February 21, 2011, the Company submitted its responses to the counter claim denying all allegations. The Company also asked that its claim against IPC Cayman, ITC and Mr Cooper be amended to include claims for monetary damages against them.

The Company continues to consider a range of alternatives, including an out of court settlement involving the sale of its shares in IPC Cayman. However, no assurance can be given that any settlement or sale will be achieved.  In the absence of a settlement or sale, the Company will continue to pursue its legal remedies, including legal actions in other jurisdictions to protect its rights with respect to the oil and gas properties in Israel.

15.           SEGMENTED INFORMATION

As at December 31 and March 31, 2010, the Company had only one major business segment.

Energy sector: This segment includes the Company’s acquisition of interests in joint ventures and projects relating to exploration and commercial drilling of oil and gas and related products.

The accounting policies of the segments are same as those described in Note 4 of the audited consolidated financial statements for the year ended March 31, 2010.

The Company acquired in fiscal 2010 an indirect working interest, which is currently 5.23% in two off-shore drilling licenses in the Laventine basin, approximately forty kilometres off the West coast of Israel.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2010)

15.           SEGMENTED INFORMATION - continued

Geographic Information

The Company operates from one location in Canada, and its subsidiary, IPC Cayman, has an office in the US. (2009: one location in Canada). Its assets were located as follows:

Location	December 31, 2010	March 31, 2010	December 31, 2009
Canada	$2,982,562	$3,615,914	$5,570,311
US	145,499	217,497	183,908
Israel *	7,303,758	6,586,376	17,655,021
	$10,431,819	$10,419,787	$23,409,240

* Represents location of the licenses in which the Company holds indirect working interest.

16.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS

The Company is exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. The Company does not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. The Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfilment of obligations and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior year. Cash, short term investments, accounts payable and accruals are classified as level one financial instrument.

The types of risk exposure and the way in which such exposures are managed are as follows:

(a)	Concentration risk:

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institutions are international banks and the brokerage firm is well known Canadian brokerage firm with good market reputation and all its assets are backed up by a major Canadian bank. The Company’s key asset, the indirect working interest in two off shore drilling licenses is located in Israel.

(b) Market price risk:

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 26% of total assets of the Company as at December 31, 2010 (13% as at March 31, 2010). Further, the Company’s holding in two Canadian marketable security accounted for approximately 79% (March 31, 2010: 75%) of the total short term investment in marketable securities or 20% (March 31, 2010: 9.7%) of total assets as at December 31, 2010.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

16.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS – (b) - continued

The Management tries to mitigate this risk by monitoring daily all its investments with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

(c)	Liquidity risk:

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to fulfill planned exploration commitments on its petroleum and natural gas properties or that viable options are available to fund such commitments from new equity issuances or alternative sources such as farm-out agreements. However, as an exploration company at an early stage of development and without significant internally generated cash flow, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. The Company has so far been able to raise the required financing to meet its obligations on time.

As explained in Note 6(1) (ii) above, the Company’s financial obligation up to the first two exploratory wells on the licenses in which the Company holds indirect working interest is covered through a deal with Ofer brothers group.

The Company believes that its current cash and short term investments will be sufficient to enable it to continue its various legal actions as explained under Note 14 until they can be satisfactorily resolved and also to meet its operational needs.

The Company maintains limited cash for its operational needs while most of its surplus cash is invested in short term marketable securities which are available on short notice to fund the Company’s operating costs and other financial demands.

(d)	Currency risk

The operating results and financial position of the Company are reported in Canadian dollars. Approximately 9% of total monetary assets at December 31, 2010 (28% as at March 31, 2010), and approximately 93% of its liabilities as at that date (89% as at March 31, 2010) were held in US dollars.  The results of the Company’s operations are therefore subject to currency transaction and translation risk.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

	December 31, 2010	March 31, 2010	September 30, 2009
One US Dollar to CDN Dollar	0.9946	1.0156	1.0470

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

16.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS – (d) - continued

The balances in US Dollar as at December 31, 2010 were as follows:  (all figures in 000’CDN$ equivalent)

000$
Cash, receivables & short term investments	$304
Accounts payable and accrual	(1,930)
Net Liabilities	$(1,626)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase the net liabilities by $81,300 while a 5% appreciation of the Canadian dollar against US dollar will decrease the net liabilities by $ 81,300.

17.           CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had payables of approximately $2 million as at December 31, 2010 and current assets, mostly in cash and short term investments of approximately $3.2 million. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.

As at December 31, 2010, the shareholders’ equity was approximately $ 8.4 million (March 31, 2010: $ 6.9 million). Approximately 36% or $3 million was held in cash and short term investments (March 31, 2010: $3.8 million or 55%). the Company completed its November 2009 private placement on April 30, 2010 and approximately additional $2.3 million was raised.

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital.

The Company expects its current capital resources will be sufficient to carry its business plans and operations through its current operating period.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2010 and 2009
(Unaudited – see Notice to Reader dated February 22, 2011)

18.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP").  Which are not materially different from principles, practices and methods used in the United States ("US GAAP") and in SEC Regulation S-X.

Future U.S. accounting policy changes

There were no new accounting developments in the US standards that would affect the results of operations or financial position of the Company other than those detailed in the audited consolidated financial statements for the year ended March 31, 2010.

19.	PRIOR PERIOD’S FIGURES

Certain prior period’s amounts have been reclassified to conform to current presentation.